EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) made the 6th day of October, 2006.

BETWEEN:

Lusora Inc., a private company incorporated under the laws of the State of Nevada having its head office at 1st Floor, 795 Folsom Street, San Francisco, California 94107 USA

(“Lusora”)

AND:

Lusora Healthcare Systems Inc., a public company incorporated under the laws of the State of Nevada having its head office at 1st Floor, 795 Folsom Street, San Francisco, California 94107 USA

(“LHCS”)

AND:

Scott Gurley, a businessman with an address at 12430 Fairfax Ridge Place, Austin Texas, U.S.A.

(the “Employee”)

WHEREAS Lusora and LHCS would like to engage the Employee as an employee of Lusora and LHCS, and the Employee would like to be engaged by Lusora and LHCS as an employee, on the terms and conditions contained herein;

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the parties agree as follows:

1.                      Definitions

1.1	In this Agreement, including the recitals and the schedules, unless otherwise defined in this Agreement, the defined words and expressions have the meanings set out in Schedule “A” to this Agreement.

2.                      Scope of Employment

2.1

Position and Title. Lusora and LHCS engage the Employee as an employee of Lusora and LHCS. The Employee hereby agrees to such engagement. The Employee shall be employed as the President of Lusora and the Chief Operating Officer (“COO”) of LHCS.

2.2	Duties.

(a)

As President of Lusora, the Employee shall carry out the duties typically performed by the President of a healthcare technology company, including providing strategic business advice to Lusora’s Board of Directors, developing a distribution network in time for the offering by Lusora or any of its affiliates of a product for sale to the public and managing all aspects of Lusora’s North and South American operations (“Presidential Duties”).

(b)

As COO of LHCS, the Employee shall carry out the duties typically performed by the COO of a public company engaged in the business of healthcare technology, including the providing of leadership to implement LHCS’ strategic goals and objectives, enabling the Board of Directors to fulfill its governance function, providing direction and leadership to LHCS toward the achievement of its philosophy, mission, strategy, and its annual goals and objectives and reporting to the Board of Directors (“COO Duties”).

2.3

Commitment of the Employee. The Employee shall use his best efforts to promote the interests of Lusora and LHCS, and shall carry out the Presidential and COO Duties (together “Duties”) honestly, in good faith and in the best interests of Lusora and LHCS. The Employee may direct and operate other businesses provided that they are not in competition with Lusora or LHCS, as determined by the majority of disinterested directors of Lusora and LHCS’s Board of Directors. Notwithstanding the foregoing to the contrary, Lusora and LHCS acknowledge and agree that: Employee is engaged in the security monitoring business through an affiliation with Phase IV Partners, Inc. (“Phase IV Partners”) and has a pending patent application relating to security systems and methods of monitoring premises via internet-connected services; and Employee’s activities on behalf of Phase IV Partners and/or the prosecution of the patent application and exploitation thereof for commercial use shall not violate Employee’s obligations to carry out Duties for Lusora or LHCS.

2.4	Term. The term of the employment is for three years commencing on October 24, 2006

3.                      Salary, Bonuses and Benefits

3.1

Salary. Lusora and LHCS, in a proportion to be determined by the Boards of Directors of Lusora and LHCS, shall pay to the Employee an annual base salary of $180,000, exclusive of Bonuses and Benefits (the “Salary”). The Salary shall be payable semi-monthly, in arrears, on the fifteenth and last business Day of each month, commencing at the end of the first month of the Employee’s employment.

3.2

Annual Bonus. Lusora and LHCS may pay to the Employee a bonus of up to 200% of his total annual salary. The amount of any bonus paid shall be determined by milestones to be agreed upon by Lusora, LHCS and the Employee; provided, however, if mutually acceptable milestones are not agreed upon , then the Employee shall be entitled to a minimum $50,000 annual bonus on each anniversary date of this Agreement.

3.3

Reimbursement of Expenses. Lusora and LHCS shall reimburse the Employee for all reasonable expenses incurred in the performance of his Duties, provided that the Employee provides Lusora or LHCS with a written monthly expense report with supporting documentation in a form satisfactory to Lusora and LHCS. Lusora and LHCS shall reimburse the Employee for all reasonable fees incurred by the Employee to obtain legal and tax advice in connection with this Agreement.

3.4

Stock Options. Upon approval by the Board of Directors, or a committee thereof, the Employee’s designee, Phase IV Partners, Inc., shall be granted options to purchase shares of LHCS’s common stock pursuant to LHCS’s form of stock option agreement at the closing market price for LHCS’s common shares as listed on www.finance.yahoo.com on the date of option grant. Such stock options (“Stock Options”) shall vest according to the following schedule and according to the following terms:

(a)	The number of Stock Options shall be greater than or equal to 5% of the issued and outstanding shares of LHCS as of the date of execution of this Agreement;

(b)	30% of the Stock Options shall vest in Phase IV Partners, Inc. on the date of execution of this Agreement;

(c)	35% of the Stock Options shall vest in the Phase IV Partners, Inc. on each subsequent one- year anniversary of the execution of this Agreement until all of the Stock Options have vested;

(d)	Phase IV Partners, Inc. shall be eligible to receive future stock grants and stock option awards at the discretion of the Board of Directors;

(e)

In the event of termination of Employee under Section 4 of this Agreement by Lusora or LHCS for Cause, Phase IV Partners, Inc. shall not be entitled to any of the Stock Options which have not vested in Phase IV Partners, Inc. on or before the date of termination. In the event of termination without Cause, all such Stock Options shall immediately vest; and,

(f)	The Stock Options shall immediately vest in their entirety upon a Change of Control unless otherwise requested by Phase IV Partners, Inc.; and,

(g)

The Stock Options shall be subject to the requirements of any stock exchange, securities commission or other similar regulatory body having jurisdiction; provided, however, at the request of the Phase IV Partners, Inc., Lusora and LHCS shall, at no cost to the Phase IV Partners, Inc., include the any shares of stock issued upon the Employee’s exercise of any Stock Options in any registration statement for the sale of shares of stock in which shares of any other affiliate shareholder are being registered for public sale;

Lusora and LHCS represent and warrant to the Employee that the issuance of the Stock Options to the Employee will be approved by the boards of directors of Lusora and LHCS in accordance with all governing documents of such corporations and any applicable securities or other laws so as to given the Employee the benefits of the terms of this Section 3.4 with respect to such Stock Options.

3.5

Health Insurance. Lusora and LHCS shall provide the Employee and his dependants with medical and dental insurance coverage (“Insurance”) in accordance with the Policies in place from time to time. Until Lusora and LHCS provide the Employee and his dependants with Insurance, they shall reimburse the Employee for his own private healthcare plan expenses of up to $1,200 per month.

3.6

Vacation Entitlement. The Employee shall be entitled to 21 Days paid vacation (“Vacation”) during each full fiscal year of employment (pro-rated for any partial fiscal years during which the Employee is employed). In addition, the Employee shall be entitled to paid holidays on the statutory holidays in the State of Texas, United States. The Employee’s Vacation entitlement shall increase, if at all, in accordance with the Policies in place from time to time.

3.7	Benefits. The Insurance, Vacation, Holidays, Stock Options and other benefits conferred by this Agreement are referred to collectively herein as the “Benefits.”

3.8

Deductions and Remittances. Lusora and LHCS shall be entitled to deduct and retain from the Salary, Bonuses and Benefits due to the Employee, and remit to the required governmental authority, any amount that it may be required by law or regulation to deduct, retain and remit including, without limitation, Federal and State income tax, in addition to any other statutory deductions and remittances.

4.                      Termination

4.1

Employee’s Right to Terminate for any Reason. The Employee may terminate this Agreement and his employment for any reason at any time upon providing 90 days advance notice in writing to Lusora and LHCS. Lusora and LHCS shall be obliged to pay the Salary, and any Bonuses and Benefits earned and accrued but not paid, due up to the date of termination, with such payment to be made within 6 Days of the date of termination.

4.2

Company’s Right to Terminate for Cause. Lusora and LHCS may terminate this Agreement and the Employee’s employment for Cause at any time on written notice to the Employee. Lusora and LHCS shall pay the Salary and any Bonuses and Benefits earned and accrued but not paid that are due up to the date of termination, with such payment to be made within 6 Days of the date of termination.

4.3

Company’s Right to Terminate for any Reason. Lusora and LHCS may terminate the employment of the Employee for any reason at any time on 90 days written notice to the Employee. Lusora and LHCS shall be obliged to pay the Salary, and any Bonuses and Benefits earned and accrued but not paid, due up to the date of such termination notice and for 90 days thereafter, with such payment to be made within 6 Days of the date of delivery of the termination notice. In addition to any such accrued but unpaid amounts, if the Employee continues to work as required under this Agreement during the 90 day notice period, benefits, stock option vesting and bonus share vesting will continue during such period.

5.                      Confidential Information

5.1

Confidentiality. All Confidential Information shall, during the Term of this Agreement and for a period of 12 months thereafter, be held by the Employee in a fiduciary capacity for Lusora and LHCS, in the strictest confidence, and shall be used or disclosed by the Employee solely for the benefit of Lusora, LHCS or their Affiliates, and shall not be used or disclosed by the Employee, directly or indirectly, for any purpose other than for the benefit of Lusora, LHCS or their Affiliates.

5.2

Copying and Delivery of Records. The Employee shall not, either during the Term of this Agreement or for a period of 12 months thereafter, directly or indirectly, cause or permit any Confidential Information to be copied or reproduced other than in the ordinary course of the Employee’s Duties. The Employee shall promptly return to Lusora and LHCS all written information, disks, tapes, memory devices and all copies of any of Confidential Information of Lusora and LHCS forthwith upon Lusora or LHCS’s request, at any time, to do so.

6.                      Intellectual Property

6.1

Developments. Except to the extent related to his activities with Phase IV Partners or his pending patent application, any information, technology, technical data or any other thing or documentation whatsoever which the Employee, either by himself or in conjunction with any third party, conceives, makes, develops, acquires or acquires knowledge of during the Employee’s employment with Lusora or LHCS that is related to the business of Lusora, LHCS or their Affiliates (collectively the “Developments”) shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of Lusora or LHCS. Accordingly, the Employee does hereby irrevocably, exclusively and absolutely assign, transfer and convey to Lusora or LHCS in perpetuity all world-wide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Employee during the course of performing this Agreement , including, without limitation, the right to effect any registration in the world to protect the foregoing rights. Lusora and LHCS shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as Lusora and LHCS sees fit. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither Lusora nor LHCS shall acquire any interest in any intellectual property of Phase IV Partners as of any point in time; or the Employee, as of date hereof, including without limitation, any rights in and to Employee’s pending patent application.

6.2

Protection of Developments. The Employee does hereby agree that, both before and after the termination of this Agreement, the Employee shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant to this Agreement) as Lusora and LHCS shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under this Section 6. If Lusora and LHCS are for any reason unable, after reasonable effort, to secure execution by the Employee on documents needed to effect any registration or to apply for or prosecute any right or protection relating to the Developments, the Employee hereby designates and appoints Lusora and LHCS and their duly authorized officers and agents as the Employee’s agents and attorneys to act for and in the Employee’s behalf and stead to execute and file any such document and do all other lawfully permitted acts necessary or advisable in the opinion of Lusora and LHCS to effect such registration or to apply for or prosecute such right or protection, with the same legal force and effect as if executed by the Employee.

7.                      Remedies

7.1

Injunctive Relief and Remedies not Exclusive. In the case of a breach of this Agreement by the Employee, in addition to any other remedy available to Lusora and LHCS or to its Affiliates, Lusora and LHCS and its Affiliates shall be entitled to seek relief by way of restraining order, injunction, decree or otherwise. The remedies provided to Lusora and LHCS and its Affiliates under this Agreement are cumulative and not exclusive to each other, and no such remedy shall be deemed to affect any right to which they are entitled to seek at law, in equity or by statute.

8.                      Warranty of Lusora

8.1

Lusora hereby warrants that, on the date of execution of this Agreement, there shall be a minimum of $250,000 held in bank accounts registered in the name of Lusora or held by third parties in trust for Lusora. This warranty is for the benefit of the Employee. Lusora shall provide the Employee with copies of the financial statements for Lusora and LHCS as of a date no earlier than August 31, 2006.

9.                      Indemnification

9.1

Indemnification. In addition to any other indemnification that Lusora and LHCS may grant to the Employee, Lusora and LHCS hereby covenant and agree that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever (a “Proceeding”) by reason of, or as a result of actions taken before or after the execution of this Agreement that were carried out without the Employee’s direct knowledge and consent, the Employee shall be indemnified and held harmless by Lusora and LHCS to the fullest extent legally permitted or authorized by Lusora and LHCS’s constating documents or, if lesser, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, attorney’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith (collectively the “Indemnification Amounts”), and such indemnification shall continue as to the Employee even if he has ceased to be a Director, officer, member, employee or agent of Lusora and LHCS.

9.2

Officer Indemnification. Lusora and LHCS represent and warrant to the Employee that the governing documents of such corporations contain standard indemnifications of the officers and directors thereof for actions taken in good faith in such capacities. Lusora and LHCS further represent and warrant to the Employee that such corporations have in effect directors’ and officers’ $5,000,000 of liability insurance which will cover the Employee. Lusora and LHCS covenant and agree to maintain such insurance at all times during the term of this Agreement and any time the Employee is an officer or director of either such corporation and to provide the Employee with evidence of such insurance.

10.                      General

10.1	Time. Time shall be of the essence in this Agreement.

10.2

Severability. If any whole or partial provision of this Agreement (the “Offending Provision”) is declared or becomes unenforceable, invalid or illegal for any reason whatsoever, then the remainder of this Agreement shall remain in full force and effect as if this Agreement had been executed without the Offending Provision.

10.3

Assignment and Enurement. This Agreement is not assignable by the Employee in whole or in part without the prior written consent of Lusora and LHCS. This Agreement is not assignable by Lusora or LHCS in whole or in part without the prior written consent of the Employee. This Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

10.4	Currency. Unless otherwise specified herein, all references to currency are to U.S. dollars.

10.5

Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the federal laws of the United States applicable in the State of Texas, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of the State of Texas in that regard.

10.6	Entire Agreement. This Agreement represents the entire agreement between the parties in respect to the subject matter of this Agreement.

10.7

Waiver and Amendments. No failure or delay by any party in exercising any power or right under this Agreement shall operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement shall preclude any further or other exercise of such right or power. No amendment, change, modification or waiver of this Agreement shall be valid unless it is in writing and signed by each party to this Agreement.

10.8

Further Assurances. Each of the parties shall promptly execute and deliver such further documents and assurances and take such further actions as may from time to time be required to carry out the intent and purpose of this Agreement.

10.9

Notice. Any notice, direction, request or other communication required or contemplated by any provision of this Agreement shall be given in writing and shall be given by delivering, faxing or emailing same to the parties as follows:

(a)	To Lusora at:

Lusora Inc.
1st Floor, 795 Folsom Street San Francisco, CA 94107 USA

Attention: Dan Bauer

Fax No: (415) 276-6314 Email: dbauer@lusora.com

(b)	To LHCS at:

Lusora Healthcare Systems Inc.
1st Floor, 795 Folsom Street San Francisco, CA 94107 USA

Attention: Dan Bauer

Fax No: (415) 276-6314 Email: dbauer@lusora.com

(c)	To the Employee at the contact information provided below:

Scott Alan Gurley
12430 Fairfax Ridge Place
Austin, TX 78738-5435
USA

Office: (512) 402-9506
Mobile: (512) 608-3662
Email: sgurley@austin.rr.com

Any such notice, direction, request or other communication shall be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next Day after receipt of transmission.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

SIGNED, SEALED AND DELIVERED BY
LUSORA INC.

Per: /s/ Dan Bauer
       Authorized Signatory

Name of Signatory: Dan Bauer
Title of Signatory: Chief Executive Officer

SIGNED, SEALED AND DELIVERED BY
LUSORA HEALTHCARE SYSTEMS INC.

Per: /s/ Dan Bauer
       Authorized Signatory

Name of Signatory: Dan Bauer
Title of Signatory: Chief Executive Officer

Full Name of Employee:	Scott Alan Gurley
Full Address of Employee (including postal code):
12430 Fairfax Ridge Place
Austin, TX 78738-5435
USA
Office: (512) 402-9506
Mobile: (512) 608-3662
Email: sgurley@austin.rr.com

SIGNED, SEALED AND DELIVERED
by Scott Gurley:

/s/ Scott Gurley
Signature of Employee

SCHEDULE “A”

Definitions

In the Agreement to which this Schedule is attached, the following words and expressions have the following meanings unless the context otherwise requires:

(a)

“Affiliate” means any person or entity controlled by, controlling or under common control with Lusora or LHCS. For the purposes of this definition, the term “control” when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise. The term Affiliate of Lusora or LHCS specifically includes:

	(i)	any subsidiary or parent of Lusora or LHCS; and

(ii)

any company or enterprise, individuals or their successors, any subsidiary or parent of any of them or of Lusora or LHCS which owns, directly or indirectly, more than 10% of the voting securities or any similar indicia of ownership.

(b)	“Cause” includes, without limitation, the following:

(i)

the Employee’s failure or refusal to faithfully or diligently perform his Duties or meet his obligations under this Agreement, including any breach of any term of this Agreement, unless such failure or refusal is based on the Employee’s good faith determination that the requested action is illegal or unethical;

(ii)

the Employee’s failure or refusal to comply in good faith with the instructions given by his Superior from time to time; unless such failure or refusal is based on the Employee’s good faith determination that the requested action is illegal or unethical;

	(iii)	the Employee’s failure or refusal to comply with the Policies established by Lusora or LHCS from time to time;

	(iv)	the Employee’s commission of any act of gross negligence or gross incompetence in the conduct of his Duties, or in the performance of his obligations under this Agreement; and

	(v)	the Employee’s fraud, dishonesty or other misconduct, wilful or otherwise, including, without limitation, the Employee being:

		(A)	convicted of a criminal offence involving fraud or dishonesty; or

(B)

sanctioned by a corporate registry, stock exchange, securities commission or other similar regulatory organization in respect of a breach of corporate, commercial or securities rules, policies, laws or regulations;

provided, however, that Cause shall not include any failure or refusal under (i), (ii) or (iii) above if same is cured by the Employee within a reasonable period of time following receipt of written notice specifying the failure or refusal and the action necessary to correct same;

(c)	“Change of Control” shall have occurred on the happening of any of the following:

(i)

50% or more of the Voting Shares of either Lusora or LHCS become owned beneficially by a person or group of persons acting jointly or in concert, other than a Subsidiary of Lusora or LHCS and other than current shareholders;

(ii)

the individuals who are members of the Board of Directors of either Lusora or LHCS (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) Board; provided, however, that if the election, or nomination for election, of any new Directors was approved by a vote of at least two-thirds of the Incumbent Board, such new Director shall be considered as a member of the Incumbent Board; or,

(iii)

there is a merger or amalgamation of Lusora or LHCS with one or more corporations as a result of which, immediately following such merger or amalgamation, the shareholders of Lusora or LHCS, as a group, shall hold less than a majority of the outstanding capital stock of the surviving corporation; or

(iv)

the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any event or transaction or series of events or transactions referred to in subsections (i), (ii) or (iii) above;

provided “Change of Control” shall also include the execution by Lusora or LHCS or any Affiliate of Lusora or LHCS of an agreement which, if carried out, would result in the occurrence of any event or transaction or series of events or transactions referred to in subsections (i) or (ii) above, but only with respect to a termination of employment occurring after the execution of such agreement and before the expiration or termination of such agreement (without the transactions contemplated thereby having been completed);

(d)	“Confidential Information” means information disclosed to the Employee, known by the Employee or developed by the Employee (alone or with others) as a consequence of or through:

(i)	his position as a director, officer, employee or consultant of Lusora or LHCS or of an Affiliate of Lusora or LHCS; or

(ii)	his relationship with Lusora or LHCS or an Affiliate of Lusora or LHCS;

which is not generally known in the industry in which Lusora or LHCS or its Affiliates are or may operate, but only to the extent that such information relates to the Business of Lusora or LHCS including, without limitation, information relating to:

(iii)	technologies, services and products owned, licensed or developed by or for Lusora or LHCS or its Affiliates;

(iv)	Intellectual Property of Lusora or LHCS and its Affiliates;

(v)	existing or potential suppliers, customers and strategic partners of Lusora or LHCS and its Affiliates;

(vi)	business plans, strategic plans, research and development plans, marketing plans, financing plans, merger and acquisition plans, strategic partnering plans, human resource plans, investor relation plans or other corporate and business plans of any kind whatsoever of Lusora or LHCS and of its Affiliates;

(vii)	revenue models, pricing strategies, billing methods of Lusora or LHCS and of its Affiliates; and

(viii)	directors, officers, employees, consultants and professional advisors of Lusora or LHCS and of its Affiliates;

however, Confidential Information does not include information which:

(i)	is or has been generally available to the public by any means, through no fault of the Employee, and without breach of this Agreement, or is known by the Employee as of the date of this Agreement; or

(ii)	the Employee is compelled by law to disclose to a court of competent authority;

(iii)	is or has been lawfully disclosed to the Employee by a third party without an obligation of confidentiality being imposed upon the Employee; or

(iv)	has been disclosed without restriction by Lusora or LHCS or by a third party owner of the Confidential Information.

(e)	“Day” means business day.

(f)

“Intellectual Property” is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary interest, recognized currently or in future, in knowledge received or transmitted through investigation, observation, experience, study, instruction, discovery, creation, improvement, or publication, regardless of the form or medium in which the knowledge is embodied and whether or not patentable or copyrightable in respect of the Intellectual Property. The term Intellectual Property includes the following:

(i)	knowledge and its embodiments including:

(A)

technical information, including meeting and collaboration notes, contents of laboratory notebooks, data, formulae, drawings, diagrams, blueprints, know-how, concepts, processes, product plans, service plans, computer software, flowcharts, specifications, design documents, and models; and

	(B)	business information including data, databases, business models, market research and forecasts; and customer lists;

(ii)

interests currently recognized including rights of confidence in information, ideas, concepts and know-how, patent rights in inventions, copyrights in artistic, literary, dramatic, musical, and neighbouring works, design rights in designs, and trademark rights in reputations, marks and domain names;

(iii)

copyrightable works of authorship including, without limitation, any technical descriptions for products, user guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials; and

(iv)	all trademarks, trade names, business names, patents, inventions, copyrights, software, source code, object code, service marks, brand names, industrial designs and all other industrial or intellectual property and all applications therefore and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights of any kind whatsoever, that may be developed, owned or licensed by Lusora or LHCS or any Affiliate of Lusora or LHCS or otherwise relating to the business of Lusora or LHCS or any other business in which Lusora or LHCS or any Affiliate of Lusora or LHCS may become engaged.

(g)

“Policies” means all of the rules, policies, standards, procedures, guidelines and employment manuals of Lusora or LHCS and of its Affiliates in place from time to time including, without limitation, sexual and other harassment policies, black-out and insider trading policies.